                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 8-A/A-2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Fischer Imaging Corporation
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)



              Delaware                                  36-2756787
--------------------------------------------------------------------------------
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)



      12300 North Grant Street
         Denver, Colorado                                  80241
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                 (Zip Code)


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

         Securities to be registered pursuant to Section 12(b) of the Act:

              Title of Each Class               Name of Each Exchange on Which
               to be Registered                 Each Class is to be Registered
               ----------------                 ------------------------------

                     None


         Securities to be registered pursuant to Section 12(g) of the Act:


                         Preferred Stock Purchase Rights
                         -------------------------------
                                (Title of Class)

                           AMENDMENT NO. 2 TO FORM 8-A

           The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Application for Registration on Form 8-A filed with the Securities and Exchange Commission on November 14, 1994 for its Preferred Stock Purchase Rights, as set forth below.

Item 1.    Description of Registrant's Securities to be Registered.

           Item 1 of Form 8-A is hereby amended by adding the following:

           On June 20, 1995 Fischer Imaging Corporation (the "Company") amended the Rights Agreement, dated as of November 3, 1994, by and between the Company and Computershare Trust Company, Inc. as Rights Agent (the "Rights Agreement"). On November 9, 2001, the Company again amended the Rights Agreement. The Rights Agreement, as amended and restated (the "Amended and Restated Rights Agreement"), was changed to revise the definition of "Exempt Person". Further, the maximum ownership percentage of the Company's outstanding stock by an Exempt Person was reduced from 40% to 21.5%. Finally, all references found in the Rights Agreement to Series D Preferred Stock were removed in the Amended and Restated Rights Agreement to disallow the issuance of rights with respect to the Series D Preferred Stock of the Company.

Item 2.    Exhibits.

           Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

    Number                            Description
    ------                            -----------

      4.1 Amended and Restated Rights Agreement, dated as of November 3, 1994, by and between Fischer Imaging Corporation Computer Share Investor Services, Inc. which includes the Certificate of Designations for the Series C Junior Participating Preferred Stock as Exhibit A and the form of Right Certificate as Exhibit B.

                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                         FISCHER IMAGING CORPORATION

Date:      November 9, 2001              By:    /s/ Rodney B. Johnson
                                                -------------------------------
                                                  Rodney B. Johnson
                                                  Chief Financial Officer and
                                                  Secretary